UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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TriCo Bancshares
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TriCo Bancshares 63 Constitution Drive Chico, California 95973 Phone: (530) 898-0300

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To Our Shareholders:

On Thursday, May 7, 2015, TriCo Bancshares will hold its annual meeting of shareholders at its headquarters located at 63 Constitution Drive, Chico, California. The meeting will begin at 5:00 p.m. Pacific Time.

Shareholders who owned shares of our stock at the close of business on March 27, 2015, may attend and vote at the meeting. At the meeting, shareholders will be asked to:

1.	Elect 12 directors for terms expiring at the 2016 annual meeting of shareholders. The 12 nominees are listed on page four of the attached proxy statement.

2.	Approve an advisory resolution concerning the compensation of our executives.

3.	Ratify the selection of Crowe Horwath LLP as our independent auditor for 2015.

4.	Attend to any other business properly presented at the meeting.

We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

A copy of our 2014 annual report is enclosed. We are mailing these proxy materials to shareholders beginning on or about April 1, 2015.

As a shareholder, your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum.

By Order of the Board of Directors,

Secretary

Chico, California

March 30, 2015

YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES. Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 7, 2015

TriCo’s Annual Report on Form 10-K for the period ending December 31, 2014 and the 2015 Proxy Statement are available at www.tcbk.com/investor-relations/sec-filings.

PROXY STATEMENT TABLE OF CONTENTS

QUESTIONS AND ANSWERS

1.	Q:	Why am I receiving these materials?
	A:	The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with its annual meeting of shareholders which will take place on May 7, 2015. As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

2.	Q:	What information is contained in these materials?
	A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. Our 2014 Annual Report is also enclosed.

3.	Q:	Who may vote at the meeting?
	A:	Only shareholders of record at the close of business on the record date of March 27, 2015 may vote at the meeting. As of the record date, 22,740,503 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

4.	Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
	A:	Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.

5.	Q:	What may I vote on at the meeting?
	A:	You may vote to elect 12 nominees to serve on our Board of Directors for terms expiring at the next annual meeting, on an advisory proposal concerning our executive compensation and to ratify the selection of Crowe Horwath LLP as our independent auditor for 2015.

6.	Q:	How does the Board of Directors recommend I vote?
	A:	The Board of Directors recommends that you vote your shares (1) FOR election of each of the 12 director nominees named in this proxy statement, (2) FOR approval, on an advisory basis, of the compensation of our executives as disclosed in this proxy statement and (3) FOR ratification of Crowe Horwath LLP as our independent auditor for 2015.

7.	Q:	How can I vote my shares?
	A:	You may vote either in person at the meeting or by appointing a proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other nominee, then you may vote by the methods your bank or broker makes available, using the instructions the bank or broker has included with this proxy statement.

8.	Q:	How are votes counted?
	A:	In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our bylaws, you may cumulate your votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible.

You may vote FOR, AGAINST or ABSTAIN from voting with respect to the advisory proposal concerning executive compensation and the ratification of Crowe Horwath LLP as our independent auditor for 2015.

9.	Q:	How are abstentions and broker non-votes treated?
	A:	Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions will not impact the election of directors but will have the same effect as a vote against each of the other proposals. Broker non-votes will not be counted as shares voting on the proposals.

10.	Q:	Can I change my vote?
	A:	You have the right to revoke your proxy at any time before the meeting by:

• providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or
• appointing a new proxy before the meeting begins.

Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote.

11.	Q:	What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?
	A:	For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust.

12.	Q:	What does it mean if I get more than one proxy card?
	A:	If your shares are registered differently and are held in more than one account, then you will receive more than one card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a shareholder of record, you can accomplish this by contacting Computershare, PO Box 30170, College Station, TX 77842 (or, for overnight courier deliveries, 211 Quality Circle, Suite 210, College Station, TX 77845) or by telephone at 1-800-676-0712.

13.	Q:	Who may attend the meeting?
	A:	All shareholders who owned shares of our common stock on March 27, 2015, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

14.	Q:	How will voting on any other business be conducted?
	A:	We do not know of any business to be considered at the meeting other than election of 12 directors, the advisory vote on the compensation of our executives and the ratification of Crowe Horwath LLP as our independent auditor for 2015. If any other business is properly presented at the meeting and TriCo did not have notice of such proposal a reasonable time before the date of this proxy statement, your proxy gives Richard P. Smith, our president and chief executive officer, and Richard O’Sullivan, executive vice president of our subsidiary, Tri Counties Bank, authority to vote on these matters in their discretion.

15.	Q:	Where and when will I be able to find the results of the voting?
	A:	The results of the voting will be announced at the meeting. We will also publish the final results in a report on Form 8-K to be filed with the Securities and Exchange Commission following the meeting.

16.	Q:	Is my vote confidential?
	A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except:

• as necessary to meet applicable legal requirements,
• to allow for the counting and certification of votes, or
• to help our Board solicit proxies.

17.	Q:	When are shareholder proposals for the 2016 annual meeting due?
	A:	All shareholder proposals to be considered for inclusion in our proxy statement for the 2016 annual meeting must be received at our principal office by December 3, 2015. Shareholder nominations for directors must be received by our president as described at “Corporate Governance, Board Nomination and Board Committees—Nomination and Election of Directors.”

18.	Q:	Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?
	A:	We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

1.	Election of Directors

Twelve directors will be elected this year for terms expiring at our annual meeting in 2016. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Donald J. Amaral	William J. Casey	Craig S. Compton
L. Gage Chrysler III	Cory W. Giese	John S. A. Hasbrook
Patrick A. Kilkenny	Michael W. Koehnen	Martin A. Mariani
Richard P. Smith	W. Virginia Walker	J. M. “Mike” Wells, Jr.

Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience and the names of publicly held and certain other corporations of which they are also directors, if any. The biographies also describe the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the company.

The 12 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.

Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our bylaws which are described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”

The Board recommends a vote FOR the election of all 12 nominees.

2.	Advisory Vote Concerning Executive Compensation

We are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement.

Detailed information about the compensation of our executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 19 and Compensation Discussion and Analysis,” beginning on page 33. Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer compensation to and to reward executive officers for the company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.

The Board will consider the proposal to be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal. As an advisory vote, this proposal is not binding on TriCo. However, our Board of Directors and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

The Board recommends a vote FOR approval of the advisory proposal to approve our executive compensation program as described in this proxy statement.

3.	Ratification of Selection of Independent Auditor

Our audit committee has selected the firm of Crowe Horwath LLP as our independent auditor for 2015. Crowe Horwath has served as our principal independent auditor since 2012.

The affirmative vote of a majority of those shareholders present and voting will ratify the selection of Crowe Horwath as our independent auditor. If shareholders fail to ratify the appointment of Crowe Horwath, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent auditor at any time.

The following audit services were performed by Crowe Horwath for the year ended December 31, 2014:

•	examination of our financial statements and our employee benefit plans,
•	services related to our filings with the Securities and Exchange Commission, and
•	consultation on matters related to accounting, financial reporting, tax returns, internal controls, regulatory compliance and mergers and acquisitions.

Additional information concerning Crowe Horwath’s services for TriCo in 2014 can be found at “Independent Auditor” and “Report of the Audit Committee.”

The Board recommends a vote FOR the ratification of Crowe Horwath LLP as our independent auditor for 2015.

BOARD OF DIRECTORS

The following twelve persons are nominated for election as directors at our annual meeting. Each currently serves as a member of the Board of Directors of both TriCo Bancshares and Tri Counties Bank, TriCo’s wholly owned subsidiary. These directors also serve on committees of the Board of Directors of Tri Counties Bank in addition to the TriCo Board committees discussed below. Unless otherwise indicated, each director has engaged his or her current profession for at least the past five years.

William J. Casey

William J. Casey, age 70, has been a director since 1989. He is the chairman of our Board of Directors, chairman of our compensation and management succession committee, chairman of our nominating and corporate governance committee and a member of our audit committee. Mr. Casey has been a self-employed healthcare consultant since 1983. Mr. Casey has an MPA degree from the University of Southern California. He has served on the audit committees of other public companies. Mr. Casey is Mr. Giese’s father-in-law.

We have nominated Mr. Casey because we believe that his leadership qualities, knowledge and experience on the boards of other public companies are important to the Board’s effectiveness and in his role as Chairman. In addition, his knowledge of corporate governance, finance and accounting matters make him well-suited to serve on our nominating and corporate governance committee and our audit committee.

Donald J. Amaral

Donald J. Amaral, age 62, has been a director since 2003. Mr. Amaral is chairman of our audit committee and a member of our compensation and management succession committee. He served on our nominating and corporate governance committee from 2005 to 2014. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999. Mr. Amaral has a bachelor’s degree in accounting and an MBA degree. Retired since 1999, he served as chief executive officer and chief financial officer of various companies for over 25 years.

We have nominated Mr. Amaral because his education, knowledge and experience allow him to provide the Board with insight regarding financial and accounting matters and to serve on our audit committee as an audit committee financial expert. In addition we believe that his professional experience and leadership qualities contribute to the effectiveness of the Board and the committees on which he serves.

L. Gage Chrysler III

L. Gage Chrysler III, age 61, has been a director since 2008. Mr. Chrysler serves on the bank’s loan committee, CRA committee, IT steering committee and ALCO/investment committee. Mr. Chrysler has been with Modern Building, Inc., a construction company, since 1978 and currently serves as its president and chief executive officer. He also serves as a director of the Salvation Army Advisory Board, Mid Valley Title and the CSUC Chico Alumni Association, Chico Chapter. Mr. Chrysler has a bachelor’s degree in business specializing in finance.

We nominated Mr. Chrysler because of his leadership experience and community involvement. In addition, his experience in construction allows him to provide valuable insights to the Board concerning construction lending and the state of the construction industry and real estate markets generally.

Craig S. Compton

Craig S. Compton, age 59, has been a director since 1989. Mr. Compton is a member of our compensation and management succession committee and our nominating and corporate governance committee. He has served as the president, chief executive officer and chief financial officer of AVAG, Inc., an aerial application business, for over 30 years and has been a principal in his family rice farming partnership for over 25 years. Mr. Compton is also the owner of A&P Helicopters, a commercial helicopter business. He is a director of Environmental Alternatives Foster Care Agency and the Associated Rice Marketing Cooperative. He holds a B.S. in Business Administration from California State University, Chico.

We nominated Mr. Compton based on his leadership experience and community involvement. His business background as a chief executive officer, chief financial officer and business owner contribute to his effective service as a board member and as a member of our compensation and management succession committee and our nominating and corporate governance committee.

Cory W. Giese

Cory W. Giese, age 36, has been a director since 2013. Mr. Giese is a member of our audit committee and our compensation and management succession committee. He also serves as chair of our information technology steering committee. Mr. Giese is a certified public accountant and is a principal at Giese Swany, LLC, a certified public accounting firm in Truckee, California. He is also a managing partner of a privately held real estate investment entity. He holds a B.S. in Business Administration from California State University, Chico and a Master of Accounting from Washington State University. Mr. Giese is Mr. Casey’s son-in-law.

We nominated Mr. Giese based on his business background and his ties to and familiarity with several of the communities in which we operate. In particular, Mr. Giese’s education and experience in accounting as a certified public accountant qualify him to serve on our audit committee.

John S. A. Hasbrook

John S. A. Hasbrook, age 55, has been a director since 2002. Mr. Hasbrook is a member of our compensation and management succession committee and our nominating and corporate governance committee and serves as chairman of the director loan committee of Tri Counties Bank. He is active in several agricultural and investment enterprises. He is president of SunWest Wild Rice Co., Inc.; president of Hasbrook-Fetter Farms, Inc.; vice president, marketing of SunWest Foods, Inc., a food marketing company; and serves as an officer for other agricultural-related entities. Mr. Hasbrook also serves as a director of Santa Clara University’s Food & Agribusiness Institute. Mr. Hasbrook has a BSC degree in finance and an MBA degree in agribusiness from Santa Clara University.

We nominated Mr. Hasbrook because of his experience in the areas of finance, marketing, banking and agri-business. His broad business experience and community involvement provides the Board with valuable insights concerning the primary communities in which the bank operates and the agricultural industry in particular.

Patrick W. Kilkenny

Patrick W. Kilkenny, age 68, has been a director since 2014. He is a member of our audit committee. Mr. Kilkenny was a director of North Valley Bancorp from 2011 until its merger with TriCo in 2014. He has been a business consultant in business finance, banking and capital markets since 2011. Formerly, he was the Chairman, President and Chief Executive Officer of the National Bank of the Redwoods and President and Chief Executive Officer of Redwood Empire Bancorp, its holding company, which were based in Santa Rosa, California.

We nominated Mr. Kilkenny based primarily on his leadership experience and his community banking experience. Mr. Kilkenny is one of three directors that we agreed to appoint to our board of directors and to consider for re-nomination in the merger agreement with North Valley Bancorp.

Michael W. Koehnen

Michael W. Koehnen, age 54, has been a director since 2002. He has been our vice chairman since 2010. Mr. Koehnen is a member of our compensation and management succession committee and our nominating and corporate governance committee. He is the owner and president of C.F. Koehnen & Sons, a third-generation family farming and beekeeping company. Mr. Koehnen is also president and owner of Riverwest Processing, an almond processing company.

We nominated Mr. Koehnen because of his leadership experience and knowledge of corporate governance and compensation-related matters. In addition, his involvement in businesses related to agricultural industry allows him to provide valuable insights to the Board.

Martin A. Mariani

Martin A. Mariani, age 58, has been a director since 2014. He serves on the bank’s loan committee. He farms almonds and walnuts and is a partner in Mariani Nut Company of Winters, California. He is also a managing member of Scribe Winery. Mr. Mariani was a director of North Valley Bancorp from 2004 until its merger with TriCo in 2014. Previously, he was a director of Yolo Community Bank. He is a board member, treasurer and chairman of the audit committee of the California Walnut Marketing Board and a commissioner and board member of Sutter Downs Hospital Foundation.

We nominated Mr. Mariani based primarily on his agricultural industry background and his familiarity with the community banking industry. Mr. Mariani is one of three former directors of North Valley Bancorp that we agreed to appoint to our board of directors and to consider for re-nomination in our merger agreement with North Valley Bancorp.

Richard P. Smith

Richard P. Smith, age 57, has been a director since 1999. He has served as the president and chief executive officer of TriCo and the bank since 1999. Mr. Smith joined the bank in 1994 as vice president and chief information officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Mr. Smith was named president of the bank and executive vice president of TriCo in 1998. Mr. Smith served as chairman of the California Bankers Association during 2011 and is currently a member of its board of directors and several of its committees. He also serves on the Board of the Sacramento Chamber Business Walk and the Sacramento Small Business Development Center.

We have nominated Mr. Smith because we believe that including the president and chief executive officer on the Board is important and assists the Board in keeping abreast of TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has over 20 years of banking experience, including 16 as the bank’s chief executive officer. This experience allows him to provide valuable insights to the Board concerning the banking industry and the bank in particular.

W. Virginia Walker

W. Virginia Walker, age 70, has been a director since 2009. She serves on our audit committee, our nominating & corporate governance committee and our compensation and management succession committee. She is also the chair of the bank’s investment/ALCO committee. Ms. Walker is the general manager of the Jamison Group LLC, a consulting group specializing in finance, marketing and strategy for high tech companies. Her professional experience includes work at companies ranging from start-ups to those with a billion dollars in annual revenue. From 2001 to 2007 she held various executive management positions with Enea AB, a software and services company, where she was most recently Senior Vice President, Corporate Strategy and Marketing.

Our decision to nominate Ms. Walker is primarily based on her marketing, finance and public affairs experience, her over 30 years of experience as a chief financial officer, in addition to her management experience gained in large, complex organizations, and her long-standing ties to the community in which the bank is headquartered.

J. M. (“Mike”) Wells, Jr.

J. M. Wells, Jr., age 74, has been a director since 2014. Mr. Wells is a retired attorney. He was the chairman of North Valley Bancorp from 1973 until its merger with TriCo in 2014. We nominated Mr. Wells because of his leadership experience, legal background, knowledge of corporate governance and his long-standing ties to the community of Redding, California. Mr. Wells is one of three directors that we agreed to appoint to our board of directors and to consider for re-nomination in our merger agreement with North Valley Bancorp.

CORPORATE GOVERNANCE, BOARD NOMINATION AND BOARD COMMITTEES

Corporate Governance

We have long believed that good corporate governance is important to ensure that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules of the Securities and Exchange Commission and the listing standards of the Nasdaq Stock Market. We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and persons performing similar functions. You can view our code of business conduct, our code of ethics for our principal executive officers and senior financial officers, our audit committee charter, our nominating and corporate governance committee charter and our compensation and management succession committee charter on our website at www.tricountiesbank.com under “About Tri Counties Bank--Investor Relations--Corporate Governance,” or receive copies by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.

Board Leadership Structure

The positions of chairman of the Board of Directors and of president and chief executive officer are held by different persons. This has been the case since the company’s inception. We believe that this structure is appropriate for TriCo because it segregates the duties of managing the operations of TriCo from the leadership and oversight responsibilities of our Board. Our chairman also serves as our lead director. We believe that this is appropriate because our chairman is an independent director and the position of chairman is separate from that of executive management.

Our non-employee directors meet regularly in executive sessions. Executive sessions are chaired by the independent director then serving as lead director. Mr. Casey was our lead director in 2014 and will continue to serve as lead director in 2015.

The Board’s Role in Enterprise Risk Oversight

Our Board is responsible for overseeing risk management for the company. Our management is responsible for the day-to-day management of these risks across the company.

The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at regular committee meetings. The committees consider risks within their areas of responsibility. For example, the compensation and management succession committee considers risks that may result from our compensation programs, the loan committee of the bank, which is comprised of members of the company’s Board of Directors, focuses on risks related to credit and interest rates, and the audit committee reviews and approves the annual plans for the company’s and the bank’s external audits, internal monitoring and compliance functions. The audit committee also reviews and approves the annual assessment of the company’s enterprise risk management process and considers any need for periodic third-party evaluations of such process. The audit committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to all persons in the company. The Board also assigns other specific risk-related assessment matters to the audit committee from time to time.

Director Independence

We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that at least a majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. Our independence determinations are based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and his or her family members, on the other hand.

Our Board has affirmatively determined that the following 10 of our 12 current directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(1) and our own corporate governance guidelines: Mr. Amaral, Mr. Casey, Mr. Compton, Mr. Giese, Mr. Hasbrook, Mr. Kilkenny, Mr. Koehnen, Mr. Mariani, Ms. Walker and Mr. Wells. Mr. Smith is not considered independent because is employed as our president and chief executive officer. Mr. Chrysler is not considered independent because his construction company has provided services to Tri Counties Bank during the past three years.

Transactions with Related Persons

Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.

We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.

During 2014, the bank paid Modern Building Inc. $1,180,786 for the demolition of several branch locations and tenant improvements and modifications at other branches performed during 2014 and 2013. Mr. Chrysler owns 51% of Modern Building and serves as its president. The Board believes that these construction services were provided only in accordance with the policy described above. Otherwise, there were no transactions or series of similar transactions during 2014, or any currently proposed transaction, to which TriCo was or is to be a party, in which the amount involved exceeded $120,000 or in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons, had or will have a direct or indirect material interest.

Indebtedness of Management

Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The loan committee of the bank reviews the terms and fairness of any loans made by the bank to our directors and officers. We have concluded that all such loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness not affiliated with TriCo. In the opinion of our Board of Directors, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2014, to all directors and executive officers (including their associates and members of their immediate family) was approximately $3,132,000, representing approximately 0.75% of shareholders’ equity at that time. As of the date of this proxy statement, all of these loans were performing loans.

Board Committees

Our full Board of Directors generally considers all major corporate decisions. However, we have established three standing committees so that some matters can be addressed in more depth than may be possible in a full Board meeting and to comply with legal and Nasdaq requirements that certain committees be comprised of independent directors: a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. Each of these three committees operates under a written charter. Following is a description of each of these committees. Our directors also serve on various Board committees of our subsidiary, Tri Counties Bank.

	Audit Committee member	Compensation and Management Succession Committee member	Nominating and Corporate Governance Committee member

Donald J. Amaral*	— (Chairman)	—
William J. Casey*	—	— (Chairman)	— (Chairman)
L. Gage Chrysler III
Craig S. Compton*		—	—
Cory W. Giese*	—	—
John S. A. Hasbrook*		—	—
Patrick W. Kilkenny*	—
Michael W. Koehnen*		—	—
Martin A. Mariani *
Richard P. Smith
W. Virginia Walker*	—	—	—
J.M. “Mike” Wells, Jr.*

*	Determined to be independent as described at “Director Independence” above.

Audit Committees. We have a standing audit committee of TriCo and a standing audit committee of Tri Counties Bank. The Board has determined that Mr. Amaral, Mr. Casey, Mr. Giese, Mr. Kilkenny and Ms. Walker are audit committee financial experts under the rules of the Securities and Exchange Commission and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the Securities and Exchange Commission and Nasdaq for audit committee members. Their qualifications and business expertise are described at “Board of Directors.” TriCo’s audit committee monitors:

•	the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance,
•	our compliance with legal and regulatory requirements,
•	the independence, qualifications and performance of our financial executives, independent auditor and internal auditing department, and
•	the communication among our independent auditor, management, our internal auditing function and the Board.

The committee also annually retains our independent auditor and approves the terms and scope of work to be performed. Our audit committee met eight times during 2014. For more information on this committee, please see “Report of the Audit Committee.”

Compensation and Management Succession Committee. The compensation and management succession committee held five meetings in 2014. The committee considers the recommendations of our management regarding most compensation matters, including executive compensation. For more information on this committee, please see “Compensation Discussion and Analysis.” This committee:

•	establishes TriCo’s compensation philosophy,
•	evaluates and approves the compensation levels for our chief executive officer and the other executive officers,
•	produces annually a compensation discussion and analysis of executive compensation,
•	administers our stock option plans,
•	approves the benefits provided to our executive officers and directors, and
•	establishes and reviews our management succession policies.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee met two times in 2014. This committee:

•	determines nominees to the Board in the manner described at “Nomination and Election of Directors,”
•	reviews our Board committee structure and members,
•	annually evaluates the Board,
•	approves any related party transactions as described at “Transactions with Related Persons,”
•	monitors director independence, and
•	reviews our corporate governance guidelines and code of business ethics.

Attendance at Meetings

The Board of Directors of TriCo met 12 times and the Board of Directors of Tri Counties Bank met nine times during 2014. Each director attended at least 75% of the meetings of the Boards of Directors of TriCo and the meetings of the committees on which they served.

Our corporate governance guidelines provide that each director is expected to attend our annual meeting of shareholders. All of our then-current directors attended the 2014 annual shareholders meeting.

Nomination and Election of Directors

Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:

•	the highest personal and professional ethics, integrity and values,
•	informed judgment,
•	sound business experience,
•	the ability to make independent analytical inquiries, and
•	an understanding of our business environment.

The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election.

The committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:

•	referrals from our management, existing directors and advisors,
•	business or banking experience,
•	knowledge of financial accounting and controls,
•	involvement in and familiarity with our community,
•	education,
•	leadership abilities,
•	professional reputation and affiliation,
•	prior board or public reporting company experience,
•	personal interviews, and
•	diversity.

We do not currently pay any fee to a third party to identify or evaluate potential director nominees, although we may retain search firms in the future to assist in finding qualified candidates.

Shareholder Nominations. The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent and includes sufficient information for, and is made early enough to allow, the committee to complete the evaluation process. Section 15 of our bylaws provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. Notice of intention to make any nominations must be made in writing and be delivered or mailed to our president not less than 21 days or more than 60 days prior to any meeting of shareholders called for the election of directors. If less than 21 days’ notice of the meeting is given to shareholders, the notice of intention to nominate shall be mailed or delivered to TriCo’s president not later than the tenth day following the day on which the notice of meeting was mailed. If notice of the meeting is sent by third-class mail as permitted by Section 6 of the bylaws, no notice of intention to make nominations shall be required. The notification is required to contain the following information to the extent known to the notifying shareholder:

•	the name and address of each proposed nominee,
•	the principal occupation of each proposed nominee,
•	the number of shares of capital stock of TriCo owned by each proposed nominee,
•	the name and residence address of the notifying shareholder, and
•	the number of shares of TriCo stock owned by the notifying shareholder.

Nominations not made in accordance with Section 15 of the bylaws may, in the discretion of the chairman of the meeting, be disregarded. Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election as of the date of this proxy statement.

Cumulative Voting. Each shareholder is entitled to cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 12,000 votes because we will be electing 12 directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to the election. If any shareholder gives notice to cumulate his shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce his intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The twelve nominees receiving the highest number of votes will be elected as directors.

Compensation and Management Succession Committee Interlocks and Insider Participation

No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2014, including serving on the compensation committee for any other for-profit entity.

COMPENSATION OF DIRECTORS

Director Compensation for 2014

The following table summarizes the compensation paid by TriCo to our non-employee directors in 2014:

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (3)	Change in pension value and nonqualified deferred compensation earnings ($) (4)	All other Compen- sation ($) (5)	Total ($)	Number of stock options outstanding as of 12/31/14	Number of shares underlying stock awards outstanding as of 12/31/14

Donald J. Amaral	32,667	22,340	-	97,711	-	152,718	14,000	1,000
William J. Casey	43,333	22,340	-	94,061	-	159,734	34,500	1,000
L. Gage Chrysler III	26,667	22,340	-	-	-	49,007	38,000	1,000
Craig S. Compton	26,667	22,340	-	68,816	-	117,823	30,000	1,000
Cory W. Giese	26,667	22,340	-	-	-	49,007	11,500	1,000
John S. A. Hasbrook	26,667	22,340	-	49,008	-	98,015	30,000	1,000
Patrick A. Kilkenny	8,000	-	81,375	-	-	89,375	7,500	-
Michael W. Koehnen	26,667	22,340	-	46,175	-	95,182	20,000	1,000
Martin A. Mariani	8,000	-	81,675	-	-	89,675	7,500	-
W. Virginia Walker	26,667	22,340	-	-	-	49,007	36,000	1,000
J. M. “Mike” Wells, Jr.	8,000	-	20,775	-	-	28,775	7,500	-

(1)	Mr. Smith, our president and chief executive officer, is not included in this table because he is an employee of TriCo and receives no additional cash compensation for his service as a director. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers.”
(2)	Includes a retainer of $2,000 each month through August 2014 and $2,667 each month beginning in September 2014, $1,000 per month for the chairman of the Board, an additional $500 per month for the chairman of the compensation and management succession committee and $500 per month for the chairman of the audit committee. We do not pay our directors any additional compensation to attend Board or committee meetings.
(3)	Represents the grant date fair value determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC. On August 11, 2014, we granted each of our then-current directors a restricted stock unit award for 1,000 shares of common stock that vests in full on August 10, 2015. On October 6, 2014, we granted each of Mr. Kilkenny, Mr. Mariani and Mr. Wells a stock option to purchase 7,500 shares of common stock in connection with his appointment to our board of directors. The options vest in equal annual installments on each of the first five anniversaries of the grant date.
(4)	Reflects the change in value during 2014 of each director’s account under the director supplemental retirement plan described beginning on page 25 and the above-market interest earned during 2014 under our executive deferred compensation plan described below, if any.
(5)	Reflects the taxable value attributable to the split dollar life insurance benefits described on page 29.

In addition, each director has an indemnity agreement under which TriCo will indemnify the director against claims arising or relating to his or her service as a director, was covered by directors’ and officers’ liability insurance and was reimbursed for expenses incurred in connection with attendance at Board meetings (including expenses related to spouses when spouses are invited to attend Board events).

Deferred Compensation Plans

In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. In 2014 none of the directors elected to defer any of their retainer fees. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code. The plan is nonqualified, unsecured and unfunded.

Interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.

Any deferrals made by a director and any discretionary contributions credited by us prior to January 1, 2005, and any related interest, are governed by a predecessor deferred compensation plan for directors that we adopted in 1992. The 1992 plan credits accounts at the monthly equivalent of three percent above the annual yield of the Moody’s average corporate bond yield index but is otherwise similar to the 2005 plan in most respects.

Director Supplemental Retirement Plan

In 2004 we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987 and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is nonqualified, unsecured and unfunded.

Split Dollar Life Insurance

We have entered into joint beneficiary agreements with Mr. Amaral, Mr. Casey, Mr. Compton, Mr. Hasbrook andMr. Koehnen under a previous director compensation program. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

OWNERSHIP OF VOTING SECURITIES

This chart shows the common stock ownership as of March 26, 2015 for beneficial owners of more than 5.0% of our outstanding common stock, each of our directors, our executive officers named on page 19 and our directors and those executive officers as a group. Each shareholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted. The share amounts have been rounded to the nearest full share and include stock options granted under TriCo’s stock option plans that are exercisable through May 25, 2015.

	Common stock ownership not including stock owned as a trustee of the ESOP		Common stock ownership including stock owned as a trustee of the ESOP
Beneficial owners	Number of shares beneficially owned	Percentage of common stock outstanding	Number of shares beneficially owned		Percentage of common stock outstanding

5% Holders
TriCo Bancshares Employee Stock Ownership Plan and Trust (ESOP) 63 Constitution Drive Chico, CA 95973	1,334,268 (1)	5.87%	1,334,268	(1)	5.87%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02111	1,580,742 (2)	6.95%	1,580,742	(2)	6.59%

Directors and Named Executive Officers
Donald J. Amaral	28,045 (3)	*	1,362,313	(3) (4)	5.99%
Daniel K. Bailey	123,096 (5)	*	123,096	(5)	*
Craig B. Carney	101,248 (6)	*	101,248	(6)	*
William J. Casey	653,377 (7)	2.87%	653,377	(7)	2.87%
L. Gage Chrysler III	53,030 (8)	*	53,030	(8)	*
Craig S. Compton	251,340 (9)	1.11%	1,585,608	(9) (4)	6.97%
Cory W. Giese	7,500 (10)	*	7,500	(10)	*
John S. A. Hasbrook	50,927 (11)	*	1,385,195	(11) (4)	6.09%
Patrick Kilkenny	1,839	*	1,839		*
Michael W. Koehnen	167,176 (12)	*	167,176	(12)	*
Martin A. Mariani	37,317	*	37,317		*
Richard B. O’Sullivan	285,889 (13)	1.26%	285,889	(13)	1.26%
Thomas J. Reddish	154,788 (14)	*	154,788	(14)	*
Richard P. Smith	454,632 (15)	2.00%	454,632	(15)	2.00%
W. Virginia Walker	36,000 (16)	*	1,370,268	(16) (4)	6.03%
James M. Wells, Jr.	18,050 (17)	*	18,050	(17)	*
All TriCo directors and executive officers as a group (16 persons)	2,508,750 (18)	11.03%	3,843,018	(18)	16.90%

*Less than 1%.

(1)	Each ESOP participant may direct the ESOP trustees how to vote the shares allocated to his account. The ESOP’s advisory committee directs the ESOP trustees how to vote shares which are not allocated to participants’ accounts. As of March 25, 2015, participants in the ESOP could direct the voting of all 1,334,268 shares held by the ESOP. Of that total, 117,503 shares had been allocated to the accounts of named executive officers.
(2)	Based on a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 12, 2015 disclosing that the held shared voting power over 1,411,469 shares and shared dispositive power over 1,580,742 shares.
(3)	Includes stock options for 14,000 shares.
(4)	Includes 1,334,268 shares held by the ESOP of which Mr. Amaral, Mr. Compton, Mr. Hasbrook and Ms. Walker serve as trustees, of which 117,503 shares have been allocated to the accounts of named executive officers in the ESOP.
(5)	Includes stock options for 115,900 shares and 5,796 shares allocated to Mr. Bailey’s account in the ESOP.
(6)	Includes 354 shares owned by Mr. Carney’s children, stock options for 68,850 shares and 17,943 shares allocated to Mr. Carney’s account in the ESOP.
(7)	Includes stock options for 34,500 shares, 864 shares held in an IRA account for the benefit of Mr. Casey and 130,429 shares held by a family trust of which Mr. Casey is manager.
(8)	Includes 5,118 shares held by Modern Building, Inc., of which Mr. Chrysler is president and a majority owner, 872 shares held by Mr. Chrysler’s spouse and stock options for 38,000 shares.
(9)	Includes 105,464 shares held by the Betty Compton Revocable Trust of which Mr. Compton is trustee, 34,814 shares held in an IRA account for the benefit of Mr. Compton and stock options for 30,000 shares.
(10)	Includes stock options for 7,000 shares.
(11)	Includes stock options for 30,000 shares.
(12)	Includes 65,214 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, 1,700 shares owned by Mr. Koehnen’s children, 2,300 shares owned by Mr. Koehnen’s wife and stock options for 8,000 shares.
(13)	Includes stock options for 61,800 shares and 42,336 shares allocated to Mr. O’Sullivan’s account in the ESOP.
(14)	Includes stock options for 87,000 shares and 21,496 shares allocated to Mr. Reddish’s account in the ESOP.
(15)	Includes 209 shares held by Mr. Smith’s wife, stock options for 259,000 shares and 29,932 shares allocated to Mr. Smith’s account in the ESOP.
(16)	Includes stock options for 36,000 shares.
(17)	Includes 1,234 shares held as executor of an estate.
(18)	Includes stock options for 802,450 shares and 117,503 shares allocated to named executive officers’ accounts in the ESOP.

EXECUTIVE OFFICERS

The following persons currently serve as executive officers and senior management of both TriCo and Tri Counties Bank.

Richard P. Smith

Information about Mr. Smith can be found at “Board of Directors.”

Daniel K. Bailey

Daniel Bailey, age 46, has been executive vice president and chief retail banking officer since May 2007. Prior to joining Tri Counties Bank, Mr. Bailey spent more than fifteen years at Wells Fargo Bank where he served in numerous senior management positions. His most recent position with Wells Fargo was senior vice president, Northern California Region Initiatives Manager.

Craig Carney

Craig Carney, age 56, has served as executive vice president and chief credit officer of Tri Counties Bank since 2007. From 1997 until 2007 he was senior vice president and chief credit officer of Tri Counties Bank. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as vice president, senior lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.

Michael J. Cushman

Michael J. Cushman, age 60, has served as executive vice president--strategic initiatives since our acquisition of North Valley Bancorp in 2014. Mr. Cushman was a director and the president and chief executive officer of North Valley Bancorp its subsidiary, North Valley Bank, since 1999. He was senior vice president and chief business banking officer of North Valley Bank from 1998 to 1999. From 1995 through 1998, he was a self-employed investor. From 1994 to 1995, Mr. Cushman served as vice president of Tri Counties Bank, which acquired Country National Bank in 1994 where Mr. Cushman had served as president and chief executive officer since 1992.

Glenn C. Hunter

Glenn C. Hunter, age 64, has served as our senior vice president and chief human resources officer since 2013. Previously, he was senior vice president, global human resources for Obopay, Inc., a mobile payments technology company, from 2008 to 2013.

Richard O’Sullivan

Richard O’Sullivan, age 58, has served as executive vice president--wholesale banking of Tri Counties Bank since 1997. He was our senior vice president--customer sales and service from 1995 to 1997. He served as vice president and manager of our Park Plaza branch from 1992 until 1995. Mr. O’Sullivan is also a partner in a family farm.

Thomas J. Reddish

Tom Reddish, age 55, has served as executive vice president and chief financial officer of TriCo and Tri Counties Bank since 2006 after serving as senior vice president and chief financial officer since 2003 and, prior to that, as vice president and chief financial officer since 1999. Previously, he was vice president and controller of TriCo and vice president of Tri Counties Bank from 1998 until 1998. He served as controller of Tri Counties Bank from 1994 until 1998.

Carol Ward

Carol Ward, age 60, is our executive vice president and chief operating officer. She joined TriCo as our executive vice president and chief risk officer in 2012 following more than 30 years of banking experience including executive risk management positions at several southern California banks. From 2010 to 2012, she served as senior vice president of enterprise risk management for Elevations Credit Union in Boulder, Colorado. From 2006 to 2010, she worked as an independent consultant and supported Kinecta Federal Credit Union as an internal consultant from 2008 to 2010.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information concerning all compensation earned in 2014, 2013 and 2012 by our principal executive officer, principal financial officer and the three other most highly compensated executive officers during 2014:

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)(3)	Stock awards ($)	Option awards ($)(4)	Non- equity incentive plan compensa- tion ($)	Change in pension value and nonquali- fied deferred compen- sation earnings ($)(5)	All other compensa- tion ($)(6)	Total ($)

Richard Smith, President and CEO	2014 2013 2012	526,234 505,675 493,365	225,000 0 0	216,732 0 0	0 395,840 270,400	175,000 160,000 149,461	1,856,944 9,135 822,407	61,725 49,984 57,549	3,061,635 1,120,634 1,793,182
Thomas Reddish, Executive Vice President and CFO	2014 2013 2012	309,601 309,272 301,744	77,699 60,000 60,940	79,512 0 0	0 99,990 135,200	0 0 0	718,691 0 389,411	14,798 25,341 28,025	1,200,301 494,603 915,320

Richard O’Sullivan, Executive Vice President—Wholesale Banking	2014 2013 2012	256,094 252,004 246,656	77,113 75,974 49,656	64,803 0 0	0 95,920 101,400	0 0 0	581,785 31,805 237,480	50,352 24,992 36,187	1,030,147 480,695 671,379
Craig Carney, Executive Vice President—Chief Credit Officer	2014 2013 2012	269,217 262,338 242,311	81,261 79,279 50,885	67,615 0 0	0 99,110 135,200	0 0 0	758,992 9,158 500,896	29,928 30,961 28,933	1,207,013 480,846 958,225

Dan Bailey, Executive Vice President—Chief Retail Banking Officer	2014 2013 2012	263,074 257,299 249,194	79,311 77,756 50,327	66,317 0 0	0 100,760 135,200	0 0 0	223,540 0 87,743	30,572 29,383 27,715	662,814 465,198 550,179

(1)	Reflects actual salary earned in the year indicated.
(2)	Reflects cash bonuses earned for performance in the year indicated but paid in the following year for all except Mr. Smith.
(3)	Reflects discretionary amount paid during the year as first portion of the Transaction Bonus Agreement detailed below.
(4)	Reflects the fair value of the option awards on the grant date determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.
(5)	The actuarial change in the present value is determined using interest rate and mortality rate assumptions consistent with those named in TriCo’s financial statements and includes amounts that the executive may not be currently entitled to receive because such amounts are not vested.
(6)	Reflects the incremental cost to TriCo of other compensation indicated in the following perquisites and personal benefits table:

Name	Year	Automobile use or allowance ($) (A)	Life insurance benefits ($) (B)	Personal use of club member- ships ($)	TriCo contributions ($) (C)	ESOP contribu- tions ($)(D)	Total perquisites and other personal benefits ($) (E)

Mr. Smith	2014 2013 2012	14,853 5,886 5,904	29,291 26,333 35,585	3,932 4,506 4,070	0 0 0	12,913 12,750 11,710	61,725 49,984 57,549
Mr. Reddish	2014 2013 2012	0 0 0	8,633 8,477 11,505	5,212 4,114 4,810	0 0 0	953 12,750 11,710	14,798 25,341 28,025
Mr. O’Sullivan	2014 2013 2012	12,000 12,000 12,000	8,164 8,061 8,194	5,159 4,506 4,440	12,310 0 0	12,719 291 11,553	50,352 24,992 36,187
Mr. Carney	2014 2013 2012	6,000 6,000 6,000	7,200 6,763 6,991	3,815 4,959 4,544	0 227 183	12,913 12,750 11,123	29,928 30,961 28,933
Mr. Bailey	2014 2013 2012	12,000 12,000 12,000	563 563 713	5,096 4,070 3,330	0 0 0	12.913 12,750 11,672	30,572 29,383 27,715

__________________

(A)	Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.
(B)	In 2014 and 2013, the company provided all full time employees, including the named executive officers, with life insurance benefits paying the greater of three times the employee’s annual salary or $500,000 to the employee’s beneficiaries. For 2014 and 2013, reflects the incremental cost of this insurance. For 2012, reflects the taxable value attributable to split dollar life insurance benefits provided by joint beneficiary agreements between TriCo and each executive. TriCo owned and paid premiums on these insurance policies which provided various death benefits to the beneficiaries named by each executive.
(C)	Reflects contributions allocated by TriCo to an executive’s ESOP account pursuant to the terms of our nonqualified deferred compensation plan described on page 26.
(D)	Reflects discretionary contributions made by TriCo to an executive’s account in our ESOP described below.
(E)	Includes security system expenses for Mr. O’Sullivan and expenses related to spouses when spouses are invited to accompany executives on management retreats and conventions.

CEO Incentive Plan

Each year the Board adopts a CEO Incentive Plan providing for potential bonus compensation to our chief executive officer, Richard Smith, for his performance during that year. In 2014, the CEO Incentive Plan generally provided that Mr. Smith could earn a bonus equal to up to 100% of his 2014 salary if TriCo met certain pre-established performance goals. See “Compensation Discussion and Analysis--Annual Incentive Bonus” for a more detailed discussion of this plan. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.

CEO Transaction Bonus Agreement

On August 7, 2014, TriCo entered into a Transaction Bonus Agreement with Mr. Smith. Under the terms of the Transaction Bonus Agreement, TriCo paid Mr. Smith a cash bonus in the amount of $225,000 upon the completion of TriCo’s merger with North Valley Bancorp. If TriCo achieves expense cost savings of $14,543,000 or more from the operation of North Valley Bancorp’s business on or before December 31, 2015, then TriCo will pay Mr. Smith a performance cash bonus in the amount of $225,000 on or before March 15, 2016. The Committee has the discretion to include or exclude extraordinary cost items from the computation of such cost savings and to adjust the cost savings target due to changes in business conditions. As of the date of this proxy statement, none of the second $225,000 bonus has been earned. See “Compensation Discussion and Analysis—Annual Incentive Bonus” for a more detailed discussion of this plan.

ESOP

We have an employee stock ownership plan and trust for all employees completing at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board.

Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of salary in the year of allocation. In general, benefits become vested after six years.

401(k)

We have a 401(k) plan for all employees age 21 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals (effective January 1, 2008). TriCo has not made any matching contributions to the plan to date. Plan assets are held in trust. Participants can direct their investment contributions into one or more of 29 mutual funds. Generally, contributions are triggered by a participant’s retirement, disability, death or other separation from employment.

2009 Equity Incentive Plan

General. In 2009 we adopted and our shareholders approved our 2009 equity incentive plan. In 2013, our shareholders approved an amendment increasing the number of authorized shares from 650,000 to 1,650,000. The plan may be administered by the Board or an authorized committee of the Board. It is the current policy of the Board of Directors that all equity incentive awards be approved by the compensation and management succession committee. The 2009 plan expires in 2019.

Employees, officers, directors and consultants of TriCo or its subsidiaries are eligible for awards under the 2009 plan. The Board or an authorized committee determines which individuals will receive awards, as well as the number of shares underlying and composition of each award.

Grants to non-employee directors. The 2009 plan provides that TriCo may grant to each outside (i.e., non-employee) director a stock option for 20,000 shares of common stock when first elected to the Board and an additional stock option for 4,000 shares each year when re-elected to the Board. In addition, each outside director who is appointed as Chairman of the Board or as Chairman of the Audit Committee may receive an additional stock option for 1,000 shares. The exercise price for these options will be the fair market value on the date of grant and the options will vest as determined by the Board. Outside directors are eligible to receive other awards, but no such awards have been granted to them.

Awards. The 2009 plan permits TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors. No participant may receive awards for more than 300,000 shares of common stock during any year.

The 2009 plan provides for the following types of awards:

•	Stock Options. TriCo may grant stock options under the 2009 plan, including options which are qualified as incentive stock options as defined under Section 422 of the Internal Revenue Code and nonqualified stock options. Options will not be exercisable at a price that is less than 100% of the fair market value of TriCo’s common stock on the date of grant or, if the optionee holds at least 10% of the voting power of all classes of TriCo’s stock, 110% of fair market value with respect to incentive stock options. The term of options will generally be ten years, except that incentive stock options granted to any 10% shareholders will have a term of no more than five years. Options will vest and become exercisable as determined by the Board at the time of grant.

•	Restricted Stock. A restricted stock award is the grant of shares of TriCo’s common stock, exercisable currently at a price determined by the Board (including zero), that is subject to forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals specified by the Board. During the period of restriction, participants holding restricted stock may, if permitted by the Board, have full voting and dividend rights. The restrictions lapse in accordance with a schedule or other conditions determined by the Board.

•	Stock Grants. A stock grant is an award of shares of common stock without restriction. Stock grants may be made in certain circumstances to reward special performance or for other reasons.

•	Stock Appreciation Rights. Under the 2009 plan, TriCo may grant stock appreciation rights or “SARs” that are settled in common stock or cash and which must be granted with an exercise price not less than 100% of fair market value on the date of grant. Upon exercise of a SAR, a participant is entitled to receive cash or a number of shares of common stock equivalent in value to the difference between the fair market value on the exercise date and the exercise price of the SAR. For example, if a participant is granted 100 SARs with an exercise price of $10 and the SARs are later exercised when the fair market value of the underlying shares is $20 per share, the participant would be entitled to receive 50 Shares [(($20 - $10) x 100) / $20], or $1,000 in cash (($20 - $10) x 100). Because of adverse accounting consequences of an SAR settled in cash, TriCo expects that most SARs will provide for settlement in shares of common stock.

Performance-based awards. Grants of performance-based awards under the 2009 plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Section 162(m) of the Code denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000 unless the plan contains certain features that qualify the compensation as “performance-based compensation.” Because Section 162(m) of the Code only applies to those employees who are “covered employees” as defined in Section 162(m), covered employees and those who may become covered employees are most likely to receive performance-based awards. “Covered employees” means TriCo’s chief executive officer, its chief financial officer and any of its other three highest compensated officers.

Shares reserved for issuance. Subject to certain adjustments, the maximum aggregate number of shares of TriCo’s common stock which may be issued pursuant to or subject to awards under the 2009 plan is 1,650,000. As of March 25, 2014 there were 822,428 shares available for grant of awards under the 2009 plan. The number of shares available for issuance under the 2009 plan is reduced by: (i) one share for each share of common stock issued pursuant to a stock option or a Stock Appreciation Right and (ii) two shares for each share of common stock issued pursuant to a Performance Award, a Restricted Stock Award or a Restricted Stock Unit Award. When awards made under the 2009 plan expire or are forfeited or cancelled, the underlying shares will become available for future awards under the 2009 plan. To the extent that a share of common stock pursuant to an award that counted as two shares again becomes available for issuance under the 2009 plan, the number of shares of common stock available for issuance under the 2009 plan will increase by two shares. Shares awarded and delivered under the 2009 plan may be authorized but unissued, or reacquired shares.

2001 Stock Option Plan

General. In 2001, TriCo adopted a 2001 stock option plan for key officers, employees, directors and consultants, as subsequently approved by shareholders, which provides that options to purchase an aggregate of 2,124,650 shares of our common stock may be granted under the plan. With the adoption of the 2009 plan, the company decided that it would make no additional grants of options under the 2001 plan, even though there were 128,140 shares still available for grant under the 2001 plan. Vesting schedules are determined individually for each grant. The stock options that we have issued to our executives were granted at exercise prices equal to the fair market value of TriCo stock on the date of grant. Aside from certain stock options granted to our directors, which vest in their entirety on the first anniversary of the grant date, all stock options granted vest ratably over a five-year period beginning either on the grant date or the first anniversary of the grant date.

The 2001 plan authorized the issuance of incentive stock options and non-qualified stock options. The plan imposes individual limitations on the amount of certain awards so that no single participant may generally receive options in any calendar year that relate to more than $1 million. Finally, options may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur, such as a stock dividend, reorganization, recapitalization, stock split, combination, merger or consolidation.

The 2001 plan is administered by our compensation and management succession committee, which is authorized to: (i) amend the terms and conditions of any option, including the vesting schedule, (ii) interpret the rules relating to the plan, and (iii) otherwise administer the plan. See “Potential Payments Upon Termination or Change of Control.”

Tax consequences to TriCo and to participants receiving options vary with the type of option. The plan is not intended to be a “qualified plan” under Section 401(a) of the Internal Revenue Code.

Grants of Plan-Based Awards for 2014

TriCo issued restrict stock units and performance shares units to the named executives in 2014. TriCo did not issue any stock options to the named executives in 2014. The following table presents information concerning plan-based awards granted to each named executive in 2014:

Name	Grant Date							All other stock awards: number of shares of stock or units (#)(2)	Grant date fair value of stock award ($) (3)
		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
		Threshold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi- mum (#)

Mr. Smith	8/11/2014							5,010	111,923
	8/11/2014				0	5,010	7,515		104,809
Mr. Reddish	8/11/2014							1,838	41,061
	8/11/2014				0	1,838	2,757		38,451
Mr. O’Sullivan	8/11/2014							1,498	33,465
	8/11/2014				0	1,498	2,247		31,338
Mr. Carney	8/11/2014							1,563	34,917
	8/11/2014				0	1,563	2,345		32,698
Mr. Bailey	8/11/2014							1,533	34,247
	8/11/2014				0	1,533	2,300		32,070

(1)	Reflects performance share units (“PSUs”) awarded under our 2009 equity incentive plan. PSUs will vest with respect to between 0% and 150% of the target number of shares on August 10, 2017, based on TriCo’s total stockholder return relative to the KBW Regional Banking Index.
(2)	Reflects restricted stock units (“RSUs”) awarded under our 2009 equity incentive plan. The RSUs vest in equal annual installments on each of the first four anniversaries of the grant date.
(3)	The fair value for each RSU is equal to the closing price of the underlying TriCo common stock as reported on the Nasdaq Global Select Market on the grant date, which was $22.34 per share. The estimated fair values of the PSUs were determined using a per share price of $20.92, which was determined using a Monte-Carlo simulation process performed by Radford (Aon Hewitt) consisting of 250,000 simulations of future stock prices of TriCo common stock and the KBW Regional Banking Index.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table presents information for all equity awards held by the named executives as of December 31, 2014. All stock options vest in five equal installments each year beginning on the grant date unless indicated otherwise in the chart below.

	Option Awards					Stock Awards

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market Value of Shares or units of stock that have not vested ($)(2)	Equity incentive plan awards number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)(4)

Mr. Smith	4,000	-	-	20.58	5/24/2015
	4,000	-	-	25.91	5/23/2016
	45,000	-	-	24.46	8/22/2016
	4,000	-	-	22.54	5/22/2017
	45,000	-	-	22.54	5/22/2017
	2,000	-	-	15.40	5/20/2018
	12,000	-	-	15.40	5/20/2018
	4,000	-	-	17.54	5/25/2020
	48,800	12,200(5)	-	17.54	5/25/2020
	4,000	-	-	14.54	12/20/2021
	30,000	20,000(6)	-	14.54	12/20/2021
	16,000	24,000(7)	-	15.34	5/22/2022
	8,000	32,000(8)	-	19.46	5/9/2023
	4,000	-	-	19.46	5/9/2023
						5,056	124,883
								5,596	138,221
Mr. Reddish	10,000	-	-	19.35	2/22/2015
	19,100	-	-	22.54	5/22/2017
	8,500	-	-	15.40	5/20/2018
	20,000	5,000(5)	-	17.54	5/25/2020
	18,000	12,000(6)	-	14.54	12/20/2021
	8,000	12,000(7)	-	15.34	5/22/2022
	2,200	8,800(8)	-	19.46	5/9/2023
						1,855	45,819
								2,053	50,709
Mr. O’Sullivan	10,000	-	-	19.35	2/22/2015
	19,400	-	-	22.54	5/22/2017
	8,000	-	-	15.40	5/20/2018
	12,000	3,000(5)	-	17.54	5/25/2020
	6,000	4,000(6)	-	14.54	12/20/2021
	6,000	9,000(7)	-	15.34	5/22/2022
	2,200	8,800(8)	-	19.45	5/9/2023
						1,511	37,322
								1,673	41,323
Mr. Carney	7,500	-	-	19.35	2/22/2015
	10,450	-	-	22.54	5/22/2017
	4,000	-	-	15.40	5/20/2018
	16,000	4,000(5)	-	17.54	5/25/2020
	18,000	12,000(6)	-	14.54	12/20/2021
	8,000	12,000(7)	-	15.34	5/22/2022
	2,220	8,800(8)	-	19.45	5/9/2023
						1,577	38,952
								1,745	43,102
Mr. Bailey	52,500	-	-	22.54	5/22/2017
	5,000	-	-	15.40	5/20/2018
	19,200	4,800(5)	-	17.54	5/25/2020
	18,000	12,000(6)	-	14.54	12/20/2021
	8,000	12,000(7)	-	15.34	5/22/2022
	2,200	8,800(8)	-	19.46	5/9/2023
						1,547	38,211
								1,712	42,286

(1)	The exercise price equals the market value on the grant date.
(2)	Indicates the value of unvested restricted stock units based on the closing price of TriCo common stock on December 31, 2014 as reported on the Nasdaq Global Select Market, which was $24.70 per share.
(3)	Indicates the number of unvested performance stock award shares that would vest on the vesting date based on the closing price of TriCo common stock on December 31, 2014.
(4)	Indicates the value of the unvested performance stock awards shares based on the closing price of TriCo common stock on December 31, 2014 as reported on the Nasdaq Global Select Market, which was $24.70 per share.
(5)	Vest on May 25, 2015.
(6)	Vest in two equal installments each year beginning December 20, 2015.
(7)	Vest in three equal installments each year beginning May 22, 2015.
(8)	Vest in four equal installments each year beginning May 9, 2015.

Option Exercises during 2014

The following table presents information on stock options exercised by each of the named executives in 2014 and the aggregate dollar amount realized on exercise. No stock awards or stock units vested during 2014.

Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)

Mr. Smith	5,740 45,780 4,000	41,102 327,098 29,880
Mr. Reddish	5,000 20,000	36,225 144,900
Mr. O’Sullivan	5,000	38,675
Mr. Carney	6,720 13,280	46,805 90,105
Mr. Bailey	--	--

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.

Pension Benefits

Effective January 1, 2004, we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987, and any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. We select the key employees who will participate in this plan. The plan is nonqualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Internal Revenue Code 409A, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009.

For participants under the 2004 plan as of December 31, 2008, commencing on the first day of the month coinciding or following the participant’s normal retirement date, the bank is obligated to pay to the participant a monthly cash benefit equal to the target retirement percentage (ranges from 0 to 70 percent depending on years of credited service) multiplied by the participant’s final average compensation (defined as the 36 full consecutive months of employment during which the participant’s compensation is the highest divided by 36) less the sum of the participant’s monthly estimated primary Social Security benefit and the participant’s ESOP offset. For participants who enter the 2004 Plan on or after January 1, 2009, commencing on the first day of the month following a participant’s normal retirement date the bank is obligated to pay to the participant a monthly retirement cash benefit equal to the target retirement percentage (ranges from 0 to 45 percent depending on years of credited service) multiplied by the participant’s final average compensation for the remainder of the participant’s life.

For purposes of this plan, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under this plan before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.

The following table presents certain information concerning the benefits of the named executives under our supplemental executive retirement plan:

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during 2014 ($)

Mr. Smith	Supplemental Executive Retirement Plan	21	5,254,263	-
Mr. Reddish	Supplemental Executive Retirement Plan	20	2,109,700	-
Mr. O’Sullivan	Supplemental Executive Retirement Plan	29	1,300,380	-
Mr. Carney	Supplemental Executive Retirement Plan	17	1,880,485	-
Mr. Bailey	Supplemental Executive Retirement Plan	7	464,996	-

(1)	The value as of December 31, 2014, is determined using assumptions consistent with those used in note 25 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.

Nonqualified Deferred Compensation

Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer his compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for him under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.

Monthly interest is credited to an executive’s account at the rate of 1% higher than the monthly equivalent of the annual yield of the Moody’s corporate bond yield index for the preceding month. From the time that his employment with us ends until his benefit is paid, an executive’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month.

Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to his deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”

Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to his account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.

The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executives:

Name	Executive contributions in 2014 ($) (1)	TriCo contributions in 2014 ($)	Aggregate earnings in 2014 ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 2014 year end ($)
Mr. Smith	-	-	20,803	-	332,541
Mr. Reddish	291,609	-	7,573	-	299,182
Mr. O’Sullivan	-	12,310	71,725	-	1,070,341
Mr. Carney	5,849	-	20,072	-	309,742
Mr. Bailey	-	-	-	-	-

(1)	These amounts were included as salary paid to such officer in the summary compensation table on page 19.
(2)	The following amounts were included in the summary compensation table on page 19 as above-market rates earned under our executive nonqualified deferred compensation plan: Mr. Smith, $9,263; Mr. Reddish, $3,786; Mr. O’Sullivan, $34,815; and Mr. Carney, $9,467.

CEO Employment Agreement

In March, 2013, TriCo entered into an employment agreement with Richard Smith, TriCo’s president and chief executive officer, which provided Mr. Smith with a base annual salary of $508,165 for 2013 with future increases as determined by the compensation and management succession committee. Mr. Smith is also eligible to receive an annual incentive bonus under the CEO Incentive Plan and stock options and other awards under TriCo’s 2009 stock option plan. Mr. Smith’s employment agreement also provides that Mr. Smith is entitled to 20 paid vacation days annually and a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in TriCo’s 401(k) savings plan, TriCo’s employee stock ownership plan, TriCo’s executive deferred compensation plan and TriCo’s supplemental executive retirement plan. Finally, Mr. Smith and his dependents receive disability, health, dental or other insurance plans available to all of TriCo’s employees.

The term of Mr. Smith’s employment agreement automatically extends for an additional one year term in April of each year unless one party notifies the other party to the contrary 90 days prior to the renewal date. If Mr. Smith is terminated without cause and not in connection with a change of control, then TriCo will pay to Mr. Smith all amounts earned or accrued as salary and a prorated amount of Mr. Smith’s minimum guaranteed annual bonus through the date of termination. In addition, TriCo would pay Mr. Smith the amount of his salary that would be payable if his employment had not been terminated until the end of the then-current term. If Mr. Smith’s employment is terminated in various circumstances as described under “Compensation of Named Executive Officers -Potential Payments Upon Termination or Change of Control,” then Mr. Smith would be entitled to receive the potential benefits described in that section.

Potential Payments Upon Termination or Change of Control

Change of Control Agreements. Each named executive has entered into an agreement with TriCo that provides him with benefits if TriCo experiences a change of control. If a change of control occurs and the executive’s employment is terminated other than for “cause” or the executive terminates his employment after a substantial and material negative change in his title, compensation or responsibilities within one year after such change of control, then the executive is entitled to receive a severance payment equal to twice the combined amount of his annual salary in effect at the time plus his most recent annual bonus, paid in 24 equal monthly installments; provided that the present value of those payments shall not be more than 299% of executive’s compensation as defined by section 280G of the Internal Revenue Code (“Section 280G”). The effect of this provision is that deductions for payments made under these agreements will not be disallowed due to Section 280G. All of our executives’ change of control agreements expire annually but automatically renew for an additional one-year period each year unless terminated by either TriCo or the executive 90 days prior to such anniversary date. In exchange for receiving the benefits under the agreement, each executive has agreed to keep confidential all of TriCo’s trade secrets.

A “change of control” as defined in Mr. Smith’s employment agreement generally occurs in connection with:

•	a person becoming the owner of 20% or more of our outstanding common stock,
•	a person or group acquiring assets of TriCo having a value equal to one third or more of all of TriCo’s assets,
•	a person or group acquiring 50% or more of the total ownership of TriCo, based on either fair market value or voting power,
•	a replacement of at least a majority of our directors.

A “change of control” as defined in our executives’ change of control agreements (other than Mr. Smith’s employment agreement”) generally occurs in connection with:

•	a person becoming the beneficial owner of 40% or more of our outstanding common stock,
•	the purchase of our common stock pursuant to a tender or exchange offer,
•	our shareholders’ approval of the merger of TriCo where TriCo is not the surviving corporation, the sale of all of our assets or TriCo’s dissolution, or
•	a replacement of at least a majority of our directors.

For “cause” as defined in these agreements means:

•	an employee’s dishonesty, disloyalty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to his duties for TriCo,
•	an employee’s commission of an act of fraud or bad faith upon TriCo,
•	an employee’s willful misappropriation of any funds or property of TriCo, or
•	an employee’s willful continued and unreasonable failure to perform his duties or obligations.

Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise his vested options terminates on the date of the executive’s termination.

Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon his retirement, separation from employment or death. However, if an executive is terminated for cause, our compensation and management succession committee can determine in its discretion whether the interest credited to the executive’s account with respect to his deferrals and any contributions made by TriCo are forfeited. For “cause” as defined in this plan is generally the same as an “involuntary termination” under our supplemental executive retirement plan described below. An executive can also elect in advance to receive a distribution of his plan benefit in the event of a change of control. A “change of control” as defined under our 2005 deferred compensation plan generally means:

•	the acquisition of more than 50% of our outstanding stock,
•	the acquisition in 12 months or less of at least 35% of our stock,
•	the replacement in 12 months or less of a majority of our directors, or
•	the acquisition in 12 months or less of at least 40% of our assets.

In addition to any advance election to receive his benefit in the event of a change of control, the executive can make an advance election as to the time and form for his benefit distribution after his separation from employment. In all cases, other than a distribution to satisfy his severe financial hardship, the executive may elect to receive his benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of his retirement or other separation in accordance with Section 409A of the Internal Revenue Code. All distributions under the plan are subject to Section 409A of the Internal Revenue Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of his benefit until at least 6 months following his separation.

Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control, a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. The monthly lifetime benefit is determined by a formula based on the executive’s highest average compensation, including salary and bonus, for 36 of the last 60 months of his employment and his years of service when he ceases employment. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if his retirement or termination had occurred before the change of control. An executive’s benefit is reduced by the sum of his ESOP and social security benefits. In general, his monthly benefit payments begin on the first day of the month after his retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if he had retired or terminated before a change of control. See “Pension Benefits” for a description of benefits payable not in connection with a change of control. A “change of control” as defined under this plan is generally the same as under our executive change of control agreements. An involuntary termination with cause as defined in this plan generally means a termination due to:

•	gross negligence or gross neglect,
•	commission of a felony, misdemeanor or any other act involving moral turpitude, fraud or dishonesty which has a material adverse impact on TriCo,
•	willful and intentional disclosure, without authority, of any secret or confidential information that has a material adverse impact on TriCo, or
•	willful and intentional violation of the rules of any regulatory agency that has a material adverse impact on TriCo.

Joint Beneficiary Agreements. In 2003 we entered into joint beneficiary agreements with each of our executives named in the Summary Compensation Table other than Mr. Bailey. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.

Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our executives upon termination of employment in certain circumstances if payment had occurred on December 31, 2014. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown below, depending on the facts and circumstances actually prevailing at the time of the executive’s termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the table below.

Name	Benefit	Involuntary termination for cause ($)	Involuntary termination not for cause ($)	Retirement or voluntary resignation ($)	Death ($)	Disability ($)	After change in control, involuntary or good reason termination ($)

Mr. Smith	Severance pay(1)	-	356,666	-	-	-	1,070,000
	Equity award vesting acceleration(2)	-	-	-	-	-	818,754
	Supplemental executive retirement plans(3)	-	5,254,263	5,254,263	-	5,254,263	5,254,263
	Deferred compensation plan(4)	156,000	332,541	332,541	332,541	332,541	332,541
	Joint beneficiary agreement(5)	-	-	-	5,291,750	-	-

	Total	156,000	5,943,470	5,586,804	5,624,291	5,586,804	7,475,558

Mr. Reddish	Severance pay(1)	-	-	-	-	-	621,592
	Equity award vesting acceleration(2)	-	-	-	-	-	366,003
	Supplemental executive retirement plans(3)	-	2,109,700	2,109,700	-	2,109,700	2,109,700
	Deferred compensation plan(4)	291,609	299,182	299,182	299,182	299,182	$299,182
	Joint beneficiary agreement(5)	-	-	-	1,779,238	-	-

	Total	291,609	2,408,882	2,408,882	2,078,420	2,408,882	3,396,477

Mr. O’Sullivan	Severance pay(1)	-	-	-	-	-	514,088
	Equity award vesting acceleration(2)	-	-	-	-	-	233,101
	Supplemental executive retirement plans(3)	-	1,300,380	1,300,380	-	1,300,380	1,300,380
	Deferred compensation plan(4)	521,982	1,070,341	1,070,341	1,070,341	1,070,341	1,070,341
	Joint beneficiary agreement(5)	-	-	-	1,613,400	-	-

	Total	521,982	2,370,721	2,370,721	2,683,741	2,370,721	3,117,910

Mr. Carney	Severance pay(1)	-	-	-	-	-	541,738
	Equity award vesting acceleration(2)	-	-	-	-	-	351,384
	Supplemental executive retirement plans(3)	-	1,880,485	1,880,485	-	1,880,485	1,880,485
	Deferred compensation plan(4)	141,362	284,261	284,261	284,261	284,261	284,261
	Joint beneficiary agreement(5)	-	-	-	1,561,790	-	-

	Total	141,362	2,164,746	2,164,746	1,846,051	2,164,746	3,057,868

Mr. Bailey	Severance pay(1)	-	-	-	-	-	528,740
	Equity award vesting acceleration(2)	-	-	-	-	-	356,298
	Supplemental executive retirement plans(3)	-	464,996	-	-	464,996	464,996
	Deferred compensation plan(4)	-	-	-	-	-	-
	Joint beneficiary agreement(5)	-	-	-	-	-	-

	Total	-	464,996	-	-	464,996	1,350,034

(1)	Payment based on annual salary as of December 31, 2014.
(2)

The value of accelerated equity award vesting represents the value of the accelerated vesting of stock options and PSUs at December 31, 2014. For stock options, the value of the acceleration benefit is equal to the number of shares issuable upon the exercise of stock options for which vesting is accelerated multiplied by the difference between the market value on December 31, 2014 and the option exercise price. For PSUs, the value of the acceleration benefit is equal to the number of shares earned multiplied by the market value on December 31, 2014. The number of PSUs earned is based on actual performance measured through December 31, 2014, and further pro-rated for the performance period through December 31, 2014 over the full 3-year period. The closing price of our common stock on December 31, 2014, was $24.59 per share. Stock option vesting is accelerated following a change of control regardless of an executive’s termination of employment. The vesting of the PSUs would accelerate if the executive is terminated without cause or resigns for good reason following a change of control.
(3)	Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2014, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.
(4)	The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Participants are fully vested in amounts deferred and interest earned on such deferrals. In calculating the value of deferred compensation plans in the event of involuntary termination for cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on his deferrals and any contributions made by TriCo.
(5)	Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement.

Regardless of the manner in which an executive’s employment terminates, he is also generally entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary earned,
•	annual incentive bonus compensation earned,
•	gain on exercise of vested stock options granted pursuant to our stock option plan,
•	amounts contributed under our 401(k) savings plan and our ESOP, and
•	unused vacation pay.

Securities Authorized For Issuance Under Equity Compensation Plans

The information in the following table is provided as of the end of the fiscal year ended December 31, 2014 with respect to compensation plans (including individual compensation arrangements) under which equity securities are issuable:

Plan category	(a) No. of securities to be issued upon exercise of outstanding option, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by securities holders(1)	1,149,136	$18.25	822,428
Equity compensation plans not approved by security holders	--	--	--

Total	1,149,136	$18.25	822,428

(1)	Includes the 2001 stock option plan and the 2009 equity incentive plan. Column (a) includes 46,286 shares underlying RSUs and PSUs that are issuable subject to vesting and, in the case of the PSUs, performance requirements. These rights are not included in calculation of the weighted-average exercise price in column (b). No further shares awards will be granted under the 2001 stock option plan. Accordingly, column (c) includes only shares available under the 2009 equity incentive plan.

Analysis of Employee Compensation Plan Risks

The compensation and management succession committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The compensation committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the company’s reported earnings.

The compensation and management succession committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

TriCo’s executive compensation program is designed to support TriCo’s mission to:

—	Improve the financial success and well-being of TriCo’s shareholders, customers, communities and employees;
—	Provide opportunities for TriCo’s people to achieve unparalleled personal and professional success; and
—	Enable TriCo’s shareholders to achieve the exceptional rewards of ownership.

You should read this section of the proxy statement in conjunction with the advisory vote that TriCo is conducting on the compensation of TriCo’s named executive officers (see “Proposals to be Voting on at the Annual Meeting -- Advisory Vote to Concerning Executive Compensation” on page 4. This Compensation Discussion and Analysis contains information that is relevant to your voting decision.

The Compensation Discussion and Analysis is organized into three sections:

Section 1-Executive Summary

Section 2-Performance and Pay

Section 3- Compensation Process and Decisions

Section 1—Executive Summary

Our Response to Say on Pay Vote:

The compensation and management succession committee (the “Committee”) continues to monitor and consider the interests of TriCo’s shareholders regarding executive compensation. In 2014, TriCo was pleased that over 98% of the votes cast were in support of TriCo’s “Say on Pay” proposal, up from 93% in 2013. TriCo’s board of directors, the Committee, and TriCo’s executive team continue to review TriCo’s executive compensation practices and looks for opportunities to improve and strengthen its pay for performance objective and alignment with shareholders’ interests. During the past year TriCo took the following actions:

a.	The Committee reengaged Radford, an Aon Hewitt Company (“Radford”), a leading human resources consulting firm, to perform a review of TriCo’s executive compensation program and make recommendations for enhancements. The Committee’s decision to engage Radford was made by the Committee and was not made or recommended by management.

b.	TriCo reviewed Institutional Shareholder Services and Glass Lewis analyses to further understand any ongoing or new concerns about TriCo’s compensation program.

c.	After careful consideration over a period of a few years, TriCo shifted from issuing 100% stock options to 50% time-based RSUs and 50% performance-based RSUs for its 2014 equity grants to the chief executive officer and direct reports. The PSU design is discussed further under the Equity Compensation section in the Compensation Discussion and Analysis. The Committee believed that the 50/50% split was a reasonable first year approach. The Committee intends to keep the same mix in 2015. It intends to revisit the weighting each year before issuing new grants; but in no event, will the weighting of performance shares for awards to executives be less than 50% during 2015.

d.

TriCo implemented a stock ownership policy in 2012 requiring that TriCo’s chief executive officer, executive vice presidents and directors acquire and maintain minimum positions in company stock. This policy is reviewed annually to ensure all covered individuals are in compliance and that the required minimums are appropriately robust. While there were no changes to the policy during the past year, the Committee intends to reconsider the ownership requirements in view of the shift to RSUs and PSUs, and potentially strengthen the requirements to promote long-term retention of the shares post-vesting/performance.

e.	TriCo continued to evaluate additional policies that can further bolster or enhance TriCo’s commitment to true pay-for-performance.

Financial Highlights:

In 2014, TriCo accomplished the following:

—	Completed its all-stock acquisition of North Valley Bancorp on October 4, 2014.

—	Reported earnings of $26,108,000 for 2014 compared to $27,399,000 in 2013. These included $4,858,000 and $312,000, respectively of nonrecurring noninterest expense related to merger with North Valley Bancorp. Excluding these nonrecurring merger-related expenses, but including the revenue and other expenses from North Valley Bancorp from October 4, 2014 to December 31, 2014, diluted earnings per share would have been $1.64 and $1.71, respectively. Net interest income (fully taxable equivalent) for the year ended December 31, 2014 was $116,464,000, an increase of $14,570,000 or 14.3% compared to the year ended December 31, 2013.

—	The provision for loan losses (benefit) declined from $(715,000) in 2013 to $(4,450,000) in 2014.

—	The efficiency ratio at December 31, 2014 was 71.2% and its capital ratios remained well above regulatory minimums to be considered “well-capitalized.”

—	Paid $0.44 per share in cash dividends in 2014, up 4.8% from $0.42 in 2013.

Other Highlights:

Other, non-financial highlights for 2014 include:

—	TriCo made significant investments in technology, including mobile and online banking to provide enhanced solutions that improve our customers’ banking experience, cash management software, data security and recovery tools.

—	Tri Counties Bank currently operates 57 traditional and 16 in-store branches, engaging in general commercial banking in 26 counties in Northern and Central California.

—	TriCo continued to invest in a unique brand of customer Service and Solutions available in traditional, in-store branches, and through our online and mobile suite.

—	Retention of North Valley Bancorp customers since the merger has initially exceeded internal projections, indicating the successful merger of the two companies into a single brand.

—	TriCo continued to support over 150 organizations that help strengthen our communities every year.

Summary of Compensation Decisions:

—	Base salary for Mr. Smith was increased 3.7% to $555,000 for 2015.

—	Merit increases for the other named executive officers ranged from 0 to 2.0% for 2015.

—	Mr. Smith received a bonus of 32.7% (target is 50%) of base salary and bonuses to named executive officers ranged from 25.0% to 30.0% of base salary. The evaluation of Mr. Smith’s performance and the determination of this bonus did not take into account merger-related activities that were covered by the Transaction Bonus Agreement detailed below.

—	TriCo reviewed alternative equity vehicles and mixes including the use of restricted stock and performance-based metrics. As a result of this review, TriCo shifted from its practice of making 100% of equity awards in the form of stock options to a mix of 50% time-based RSUs and 50% performance-based RSUs (or “PSUs”) beginning with its 2014 equity grant to the chief executive officer and the named executive officers. The PSU design is discussed further under the Equity Compensation section in the Compensation Discussion and Analysis. The Committee believed the 50/50% split was a reasonable first year approach and approved the same mix in 2015. The Committee intends to revisit the weighting annually; however, in no event, will the PSU weighting be less than 50% for executives in 2015.

—	On August 7, 2014, TriCo entered into a Transaction Bonus Agreement with Mr. Smith. Under the terms of the Transaction Bonus Agreement, TriCo paid Mr. Smith a cash bonus in the amount of $225,000 upon the completion of TriCo’s merger with North Valley Bancorp.

—	Under the terms of the Transaction Bonus Agreement, TriCo will also pay Mr. Smith a performance cash bonus in the amount of $225,000 on or before March 15, 2016 if TriCo achieves noninterest expense cost savings of $14,543,000 or more from the operation of North Valley Bancorp’s business on or before December 31, 2015. The Committee has the discretion to include or exclude extraordinary cost items from the computation of such cost savings and to adjust the cost savings target due to changes in business conditions. As of the date of this proxy statement, none of the second $225,000 bonus has been earned.

—	The Committee reviewed the stock ownership guidelines that were implemented in 2012 for the chief executive officer, executive vice presidents, and the board of directors. All covered individuals are in compliance with this policy. No changes were made during 2014, but the Committee intends to revisit the ownership requirements in view of the shift to RSUs and PSUs in lieu of stock options to potentially strengthen the requirements to promote long-term retention of the shares after vesting and any performance period.

Section 2—Performance and Pay

TriCo has long maintained a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the board of directors. TriCo anticipates that growth in net earnings per share and a continued focus on maintaining a strong balance sheet will be positively reflected in TriCo’s stock price.

In 2014, TriCo achieved the following results, compared with prior periods:

Financial Metric	12/31/14	12/31/13	12/31/12
Net income per diluted share	$1.46	$1.69	$1.18
Non-performing assets to total assets ratio	1.88%	2.30%	3.07%
Loans, net of allowance at FYE (000’s)	$2,245,939	$1,633,762	$1,522,175
Deposits at FYE (000’s)	$3,380,423	$2,410,483	$2,289,702
Dividends declared per share	$0.44	$0.42	$0.36
Total risk based capital ratio	15.6%	14.8%	14.5%

The following graph shows TriCo’s total shareholder return compared with the KBW Regional Banking Index over the past five years. The KBW Regional Banking Index is a regional bank stock index that is comprised of approximately 50 regional banks and thrift stocks selected by Keefe, Bruyette & Woods, Inc., an investment bank focused on the financial services sector.

As the chart indicates, the total shareholder return to investors is up approximately 65% over the past five years despite a moderate decrease in 2014. TriCo is slightly behind KBW Regional Banking Index during this five-year period. Further, TriCo made compensation decisions that reflect a pay-for-performance commitment during this period. As of 2012 no bonuses had been paid to TriCo’s chief executive officer for four of the previous five years and the last three of the previous five years for the executive team. Since 2012, TriCo has paid bonuses to the chief executive officer and named executive officers, but has exhibited some discretion in limiting the amount that would have otherwise been paid due to continued uncertainty and a challenging banking environment. Furthermore, the Committee maintained its commitment to stock options over the years because stock option options only gain value and reward the grantee if and to the extent there is positive total stock return in excess of the dividend yield.

During 2014, the Committee shifted the equity grant strategy for the chief executive officer and named executive officers from 100% stock options to a 50%/50% mix of time-based RSUs and PSUs. The RSUs will vest annually over four years. The number of PSUs earned will depend on the total shareholder return for TriCo common stock over a three-year performance period relative to the KBW Regional Banking Index. The actual number of shares earned will range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The Committee decided to keep the 50%/50% mix of RSUs and PSUs for the named executive officers’ 2015 equity grants and extended this policy to senior vice presidents receiving equity awards in order to align incentives for increasing shareholder value (in 2014, all RSUs granted to senior vice presidents vested over time, regardless of stock performance).

Section 3—Compensation Process and Decisions

Compensation Philosophy

TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The Committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance.

The underlying philosophy behind TriCo’s compensation program is very straightforward: TriCo pays competitive salaries and rewards executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is TriCo’s commitment to offer fair pay based on the respective roles of TriCo’s executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.

Role of the Compensation and Management Succession Committee

The Committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, TriCo’s chief executive officer, and TriCo’s other executive officers. Each component of compensation for TriCo’s executives is generally administered under the direction of TriCo’s Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described below. In determining each level of compensation and the total compensation package, the Committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The Committee can exercise its discretion by modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Smith that includes a self-evaluation for the period being assessed. The Committee performs Mr. Smith’s annual performance review.

While the Committee does not set compensation at specific percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunities and employee benefits that fall within the average practice of TriCo’s competitors. The Committee periodically, and as warranted, considers compensation levels of executives with similar qualifications and experience at banks of similar size. During 2013 and 2014, the Committee retained Radford to assist in identifying a peer group of competitive banks as a baseline comparator to which TriCo would refer when establishing executive compensation. The Committee has developed a compensation peer group consisting of 20 publicly traded bank holding companies that the Committee believed are similar to TriCo in terms of market place, total assets, net income, market capitalization and shareholder return. The companies were Columbia Banking System, PacWest Bancorp, CVB Financial Corp., BBCN Bancorp, National Bank Holdings, Westamerica Bancorp, Banner Corp., Banc of California, HomeStreet, Hanmi Financial, Wilshire Bancorp, CoBiz Financial, Farmers & Merchants Bancorp, Guaranty Bancorp, Preferred Bank, Heritage Financial Corp., Bank of Marin Bancorp, Bridge Capital Holdings, and Pacific Continental Corp.

Surveys prepared by management are also used periodically to ensure that TriCo is maintaining its labor market competitiveness. These surveys compare TriCo’s compensation programs to the compensation programs of similarly-sized bank holding companies primarily located in California.

Compensation Program Components

The compensation program for TriCo’s executives consists of three fundamental components:

—	base salary,
—	annual performance-based incentive compensation consisting of a cash bonus, and
—	long-term incentive compensation comprised of equity-based awards intended to reward executives for the enhancement of shareholder value and promote retention.

This program enables TriCo to tie executive compensation to TriCo’s performance, reward individual performance and attract and retain a highly-qualified executive management team. As a result, the Committee believes that this program best serves the interests of TriCo and TriCo’s shareholders. The particular elements of TriCo’s compensation programs are set forth below. Each executive’s current and prior compensation is considered in setting future compensation.

A percentage of total compensation is allocated to incentives as a result of TriCo’s philosophy. TriCo has no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. Based on the summary compensation table on page 19, compensation for the named executive officers in 2013 and 2014 was allocated as follows (excluding the change in pension value and nonqualified deferred compensation earnings):

	Mix of Total Compensation
	2014	2013
Base salaries	53.7%	53.0%
Short-term incentives (annual incentive bonuses)	23.7%	15.1%
Long-term incentives (equity awards)	16.4%	26.5%
Benefits	6.2%	5.4%
Total	100.0%	100.0%

Base Salaries

The Committee reviews base salaries annually to align them with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s responsibilities, experience and future potential. The Committee seeks to establish base salaries that are within the range of salaries for persons holding similarly responsible positions at other peer company banks and bank holding companies with an emphasis placed on those located in California. Specific criteria considered in Mr. Smith’s 2014 performance were the bank’s performance to budget, asset growth, loan quality, loan growth, deposit pricing, net interest margin, capital management, bank compliance with rules, regulations, and bank safety and soundness. In addition, the Committee considered other meaningful bank objectives including the completed integration of Citizen’s Bank of Northern California and the completed acquisition and initial integration of North Valley Bancorp. As a result of the Committee’s performance evaluation Mr. Smith’s salary was increased 3.7% from $535,000 in 2014 to $555,000 for 2015. Previously, the Committee increased Mr. Smith’s salary by 5% in 2014, 2% in 2013 and 3% in 2012. Mr. Smith did not receive a salary adjustment in 2011, 2010, or 2009.

Based upon guidance provided by Radford and additional information captured through a variety of sources including Towers Watson, California Bankers Association, McLagan and Mercer Human Resources Consulting regarding market ranges for salaries of equivalent positions at peer group companies, TriCo believes that it compensates its executives equitably when compared to competitive companies in that peer group.

Annual Incentive Bonuses

It is the Committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. TriCo utilizes annual cash bonuses to align executive compensation with TriCo’s business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with TriCo’s philosophy of rewarding executives for TriCo’s performance.

Chief Executive Officer Incentive Compensation

Under TriCo’s CEO Incentive Plan approved in May 2010, Mr. Smith was eligible to receive an annual incentive bonus if certain budgeted corporate goals were achieved. The goals included measurements for performance to budget, asset growth, loan quality, loan growth, deposit pricing, net interest margin, capital management, bank compliance with rules, regulations, and bank safety and soundness. The potential incentive bonus for Mr. Smith’s performance in 2014 ranged from 0% to 100% of his base salary. If TriCo achieved less than 90% of its budgeted corporate goals, Mr. Smith would not be eligible for a bonus. If TriCo achieved substantially all of these budgeted corporate goals, Mr. Smith would be eligible for a bonus of up to 50% of his annual salary. If TriCo achieved 120% or more of these budgeted corporate goals, Mr. Smith would be eligible for a bonus of up to 100% of his annual salary. The Committee retained discretion regarding the determinations as to whether TriCo reached these goals. In March 2015, the Committee determined that TriCo had achieved substantially all of the corporate goals, allowing for a payout of the target 50% of annual salary, and that a payout was warranted; however, the Committee utilized its discretion to hold back a portion of Mr. Smith’s bonus and awarded him an incentive bonus for 2014 of $175,000, or 32.7% of his annual salary. In its evaluation of Mr. Smith’s 2014 performance for purposes of determining this bonus, the Committee did not consider achievements related to the merger with North Valley Bancorp, which are covered by the Transaction Bonus Agreement detailed below.

For 2014 performance, the Committee has determined that Mr. Smith’s potential incentive bonus will range from 0% to 100% with a target of 50% of his base salary depending on TriCo’s achievement of budgeted corporate performance goals, integration of North Valley Bancorp, personal leadership traits and other items such as results of examinations and audits. The following table shows the historical target and actual payout percentages:

	2008	2009	2010	2011	2012	2013	2014
Target	65%	65%	50%	50%	50%	50%	50%
Company Performance	<90%	<90%	<90%	>90%	>90%	>100%	>100%

Actual	0%	0%	0%	30%	30%	32%	33%

Chief Executive Officer Transaction Bonus Agreement

On August 7, 2014, TriCo entered into a Transaction Bonus Agreement with Mr. Smith. Under the terms of the Transaction Bonus Agreement, TriCo paid Mr. Smith a cash bonus in the amount of $225,000 upon the completion of TriCo’s merger with North Valley Bancorp. If TriCo achieves noninterest expense cost savings of $14,543,000 or more from the operation of North Valley Bancorp’s business on or before December 31, 2015, then TriCo will pay Mr. Smith a performance cash bonus in the amount of $225,000 on or before March 15, 2016. The Committee has the discretion to include or exclude extraordinary cost items from the computation of such cost savings and to adjust the cost savings target due to changes in business conditions. As of the date of this proxy statement, none of the second $225,000 bonus has been earned.

Other Executives.

The Committee may provide incentive compensation to TriCo’s other executives in the form of an annual cash bonus. For 2014, the Committee determined that the incentive bonus compensation for TriCo’s other named executive officers would be based on the achievement of a combination of goals and targets that take into account both TriCo’s performance and that of the executives individually. Although the achievement of certain financial objectives as measured by TriCo’s earnings was considered in determining incentive bonus compensation, other subjective and less quantifiable criteria were also considered. In March of 2015, the Committee considered TriCo’s 2014 financial performance and the specific achievements of TriCo’s executives that are expected to affect TriCo’s future earnings and performance or that had an identifiable impact on the prior year’s results and based primarily on TriCo’s 2014 financial performance and with consideration of the continued uncertainty in the market, the Committee determined that bonuses would be awarded to other named executive officers for their performances in 2014. The Committee paid bonuses ranging from 25.0% to 34.0% of annual salary to the named executive officers based upon their individual and company performance metrics.

Equity Compensation

The Committee provides long-term incentive compensation to TriCo’s executive officers through the grant of awards under TriCo’s equity incentive plans. In accordance with TriCo’s philosophy, the use of equity compensation is intended to provide incentives to TriCo’s executive officers to work toward the long-term growth of TriCo by providing them with an award that will increase in value only to the extent that the value of TriCo’s common stock increases. Since the value awards under TriCo’s equity incentive plan bears a direct relationship to TriCo’s stock price, the Committee believes it is an effective long-term incentive to create value for shareholders and appropriately align the interests of TriCo’s executives with the interest of TriCo’s shareholders. The grant of equity awards also serves as a long-term retention incentive for TriCo’s executives because equity awards are generally subject to vesting schedules of three to five years.

Equity awards are made at regular Committee meetings. The effective date for all grants is the date that the Committee approves the grant and all key terms have been determined. The Committee generally grants equity award to TriCo’s executives, including the chief executive officer, on the date of TriCo’s annual shareholders’ meeting each year. The Committee may also grant stock options and other types of awards in its discretion in connection with the hiring of a new executive officer or other employee or to address other special circumstances. The exercise price for stock option grants is determined by reference to the last quoted price per share on the NASDAQ Global Select Market at the close of business on the date of grant. TriCo’s annual shareholders meeting typically occurs within four weeks after the official announcement of TriCo’s first quarter results so that the stock option exercise price will reflect a fully informed market price. Each option grant allows the executive to acquire shares of common stock over the term of the option, typically ten years, subject to vesting. Accordingly, the option will provide a return to the executive only if the market price of the shares appreciates over the option term. TriCo’s trading policies prohibit TriCo’s executive from short-selling or otherwise hedging against decreases in the trading price of TriCo’s common stock.

In 2014, TriCo granted equity awards to the chief executive officer and the other named executive officers as reported under “Grants of Plan-Based Awards for 2014” on page 23. The number of equity awards granted each year by the Committee to an executive is not fixed, but is determined by the Committee based on a subjective evaluation of factors, including the following:

—	the perceived incentive that the grant will provide,
—	the executive’s prior performance and level of responsibility,
—	the benefit that the grant may have on long-term shareholder value, and
—	the value of the stock option at the time of grant.

The Committee views the grant of equity awards as both an incentive vehicle and a retention device and therefore also reviews the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at TriCo’s peer group companies.

During 2014, the Committee shifted the equity grant strategy for the chief executive officer and the other named executive officers from 100% stock options to a 50%/50% mix of time-based RSUs and performance-based PSUs. The RSUs will vest annually over four years. The number of PSUs earned will depend on the total shareholder return for TriCo common stock over a three-year performance period relative to the KBW Regional Banking Index. The actual number of shares earned will range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The Committee approved the 50%/50% mix of RSUs and PSUs for 2015 equity award grants to the named executive officers.

Stock Ownership and Retention Policies

TriCo believes that key executives should have significant stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of Company shares. TriCo’s Stock Ownership Guidelines Policy, which is posted on TriCo’s website, requires directors and executive officers to accumulate a meaningful position in TriCo shares. TriCo’s board of directors adopted the ownership requirement and tied it to a multiple of base salary for the executive officers and a multiple of the director’s retainer, as noted below:

Position	Minimum Ownership (multiple of base salary)
Chief Executive Officer	3.0
Executive Vice President	1.5

Directors	Minimum Ownership (multiple of director compensation)
Outside Director	3.0

Under this policy, share ownership is determined from the totals reported on Table 1 of the executive’s or the directors’ SEC Form 4, which includes unvested RSAs or RSUs and shares in which beneficial ownership is disclaimed, but outstanding vested stock options that are in the money are included based on the intrinsic value converted to an equivalent number of full shares (i.e., net of exercise price). Compliance with share ownership guidelines is reviewed annually by the Nominating and Corporate Governance Committee. This minimum ownership must be achieved within five years after any new officer or director takes office (or within five years of the adoption of this policy for existing officers and directors).

Other Elements of Compensation and Perquisites

In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, TriCo provides to TriCo’s executives, including Mr. Smith, the following benefits and perquisites:

Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” which provides TriCo’s executives with benefits upon their retirement or upon the termination of employment with 24 months of a change of control.

Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides TriCo’s executives with the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that TriCo credits to his account. All amounts are credited with interest and are paid in the form and at the time elected by the executive, generally after the executive’s cessation of employment.

Change of Control Agreements. TriCo has entered into the change of control agreements described beginning on page 27 with certain of its executives who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and could be at risk for a job loss if a change of control occurs. The Committee believes that such agreements are important in order to provide an incentive for executives to remain employed with TriCo throughout the turmoil and uncertainty that a tender offer or merger can cause. Such continuity in leadership benefits both TriCo’s shareholders and employees and, ultimately, a company that would acquire TriCo. These agreements are intended to allow the executives to focus on making and implementing decisions that are in the best interests of TriCo’s shareholders without being distracted or influenced in the exercise of their business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and therefore are necessary to attract and retain executives as well as to protect shareholders’ interests. A change of control would also accelerate the vesting of all of the executives’ outstanding options and equity awards and accelerate benefits under some of TriCo’s benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”

ESOP Contributions. TriCo makes yearly contributions to each executive’s account under TriCo’s employee stock ownership plan described at “Compensation of Named Executive Officers—ESOP.”

Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described at “Compensation of Named Executive Officers—401(k).”

Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available.

Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 20. Although TriCo allows its executives officers and directors to utilize TriCo’s corporate airplane for personal use in limited circumstances, TriCo requires its executive officers and directors to reimburse TriCo for such personal use on an operating cost per flight hour which is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.

Revenue Code Section 162(m)

The Committee considers the potential impact of section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the other senior executive officers, other than performance based compensation that is approved by the shareholders of the corporation and that meets certain other technical requirements. For stock option grants, Section 162(m) requires that the grant be made by a compensation Committee comprised of at least two “outside directors” (as defined in the Treasury regulations), that the option exercise price be not less than the fair market value of the stock at the time of grant, that the option plan states the maximum number of shares with respect to which options may be granted to any employee in a specified period, and that the plan be approved by shareholders. TriCo believes that TriCo’s 2009 equity incentive plan satisfies these requirements so that any compensation paid in connection with the exercise of options granted under the plan will qualify as performance-based compensation. Therefore, awards granted under the 2009 plan should not be subject to the $1 million deduction limitation in most cases. Certain options granted under TriCo’s 2001 stock option plan may not meet these requirements and it is therefore possible that an executive officer’s exercise of such options, either alone or combined with other compensation, could cause his annual compensation to exceed 162(m)’s limit for deductibility. The board of directors has determined that no further awards will be granted under the 2001 stock option plan. Otherwise, based on current levels of compensation, no executive is expected to receive compensation for 2014 services that would be non-deductible under Section 162(m) of the Internal Revenue Code.

TriCo’s policy is to generally qualify compensation paid to executive officers for deductibility under the Internal Revenue Code including Section 162(m), but reserves the right to pay compensation that is not deductible. Based on current levels of compensation, and except as described above, no executive officer is expected to receive compensation for 2014 services that would be non-deductible under section 162(m) of the Internal Revenue Code.

Summary

The Committee believes that TriCo’s philosophy of aligning compensation with TriCo’s performance and individual superior performance was met and that the compensation for TriCo’s executive officers has been competitive and comparable to the compensation received by executive officers of similarly-sized banks located in the western United States. In addition, TriCo’s executive compensation philosophy and programs support TriCo’s overall objective to enhance shareholder value through profitable management of TriCo’s operations. The Committee is firmly committed to the ongoing review and evaluation of TriCo’s executive compensation program.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

To Our Shareholders:

The compensation and management succession committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934, as amended.

Respectfully submitted:

William J. Casey (Chairman)

Donald J. Amaral

Craig S. Compton

Cory W. Giese

John S. A. Hasbrook

Michael W. Koehnen

W. Virginia Walker

REPORT OF THE AUDIT COMMITTEE

To Our Shareholders:

The Board has affirmatively determined that all members of TriCo’s audit committee are independent directors as required by the Nasdaq listing standards and the special standards established by the Securities and Exchange Commission. The committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of TriCo’s accounting, the system of internal controls established by management, auditing and reporting practices. The responsibilities of the committee are described at “Corporate Governance, Board Nomination and Board Committees--Board Committees” and are set forth in its charter, a copy of which can be found on our website.

Management is responsible for internal controls and the financial reporting process, including the system of internal controls. Crowe Horwath, LLP, our independent auditor in 2014, was responsible for expressing an opinion on the conformity of TriCo’s audited consolidated financial statements with generally accepted accounting principles. The audit committee monitors these processes and reports its findings to the full Board. The committee has reviewed and discussed TriCo’s audited consolidated financial statements with management and Crowe Horwath. The committee has also discussed with Crowe Horwath the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (communication with audit committees).

The audit committee has reviewed and implemented the provisions of the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission and the Nasdaq listing standards. The committee may also engage independent legal counsel to review assets and make recommendations on procedures required by the Sarbanes-Oxley Act. At regular meetings in 2014 and 2015, the committee met with Crowe Horwath, TriCo’s chief executive officer and the director of the internal audit department to review:

•	overall audit scope and plans,
•	results of internal and external audit examinations,
•	TriCo’s audited consolidated financial statements,
•	management’s discussion and analysis of financial condition and results of operations contained in TriCo’s quarterly and annual reports,
•	evaluations of TriCo’s internal controls by Crowe Horwath, and
•	the quality of TriCo’s financial reporting.

The audit committee considered the need to ensure the independence of TriCo’s auditors while recognizing that in certain situations Crowe Horwath may possess the expertise and be in the best position to advise TriCo on issues other than auditing and accounting. All audit services and fees payable to our independent auditor for audit services must be pre-approved by the committee. The committee’s charter requires that any other services, including any permitted non-audit services, must also be pre-approved by the committee. The committee then communicates its approval to management. All services performed by Crowe Horwath during 2014 were pre-approved by the committee.

The committee received from Crowe Horwath the written disclosures and the letter required by federal securities laws administered by the U.S. Securities and Exchange Commission and Public Company Accounting Oversight Board Rule 3526 (independence discussions with audit committees), and the committee discussed with Crowe Horwath their independence. The audit committee considered the effect that provision of services unrelated to audit services may have on the independence of Crowe Horwath. These fees amounted to 36% of the total fees earned by Crowe Horwath in 2014 as indicated on page 46. The committee approved these services and determined that those services were compatible with maintaining the independence of Crowe Horwath as TriCo’s auditor in 2014.

Based on the audit committee’s review and discussions with management and Crowe Horwath referenced in this report, the audit committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in TriCo’s annual report on Form 10-K for the year ending December 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted:

Donald J. Amaral (Chairman)

William J. Casey

Cory W. Giese

Patrick W. Kilkenny

W. Virginia Walker

INDEPENDENT AUDITOR

Ratification of the Audit Committee’s Selection of Crowe Horwath LLP

Our audit committee has selected the firm of Crowe Horwath LLP as our independent auditor for 2014. Crowe Horwath has served as our principal independent auditor since 2012. Representatives of Crowe Horwath will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions.

If shareholders fail to ratify the appointment of Crowe Horwath, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent auditor at any time.

The affirmative vote of a majority of those shareholders present and voting will ratify the selection of Crowe Horwath as our independent auditor.

Audit Fees, Audit-related Fees, Tax Fees and All Other Fees

The following table shows all of the fees charged by Crowe Horwath during 2014 and 2013.

	2014	2013
Audit fees(1)	$385,000	$309,632
Audit-related fees(2)	85,365	27,000
Tax fees	--	24,300
All other fees(3)	132,000	--

Total	$602,365	$296,127

(1)	For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the Securities and Exchange Commission and auditing our internal controls over financial reporting and management’s assessments of those controls.
(2)	For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the Securities and Exchange Commission and audits of separate subsidiary financial statements.
(3)	For accounting and auditing consultation services related to mergers and acquisition activities.

0THER INFORMATION

Financial Materials

Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, Attention: Corporate Secretary. These materials may also be accessed on our website at www.tricountiesbank.com under “investor information.”

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and some other shareholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission and Nasdaq. To the best of our knowledge, all required filings in 2014 were timely made. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Commission.

How to Contact the Board

Shareholders may direct questions to the independent lead director by sending an e-mail to leaddirector@tricountiesbank.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these messages and replies appropriately. The lead director for 2015 is Mr. Casey. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (866) 519-1882. Employee comments will be promptly delivered to the chairman of the audit committee, Mr. Amaral.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH
PROPOSAL

1. Election of Directors:	01 - William J. Casey	02 - Donald J. Amaral	03 - L. Gage Chrysler III	+
	04 - Craig S. Compton	05 - Cory W. Giese	06 - John S. A. Hasbrook
	07 - Patrick W. Kilkenny	08 - Michael W. Koehnen	09 - Martin A. Mariani
	10 - Richard P. Smith	11 - W. Virginia Walker	12 - J.M. “Mike” Wells, Jr.

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09	10	11	12
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory approval of the Company’s executive compensation.	☐	☐	☐	3.	To ratify the selection of Crowe Horwath LLP as the company’s independent auditor for 2015.	☐	☐	☐

4.	Attend to any other business properly presented at the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

021TVB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and the 2014 Annual Report to Shareholders are available at: www.edocumentview.com/tcbk

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — TRICO BANCSHARES

Annual Meeting of Shareholders – May 7, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard P. Smith and Richard O’Sullivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2015 Annual Meeting of Shareholders of the company to be held on Thursday, May 7, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)